UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 4, 2005

TRYX VENTURES CORP.

(Exact name of registrant as specified in its charter)

British Columbia, Canada

(State or other jurisdiction of incorporation)

000-50919

(Commission File Number)

Not Applicable

(IRS Employer Identification No.)

Suite 314 – 837 West Hastings Street, Vancouver, British Columbia Canada V6C 3N6

(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code (604) 642-6410

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

As used in this current report, the terms "we", "us" and "our" refer to Tryx Ventures Corp.

On August 4, 2005, we entered into a share exchange agreement, effective as of July 29, 2005, among our company, Ignition Technologies, Inc., a Nevada corporation doing business as Mobile Gaming Now, Inc. (“Ignition”), the selling shareholders of Ignition as set out in the share exchange agreement and Adam Jason Morand, as guarantor. Pursuant to the terms of the share exchange agreement, we agreed to acquire all of the 47,370 issued and outstanding shares of common stock in the capital of Ignition, in exchange for the issuance by our company of 4,500,000 pre-stock split shares of common stock in the capital of our company to the selling shareholders of Ignition on the basis of 95 common shares of our company for every one common share of Ignition. A copy of the share exchange agreement is attached hereto as Exhibit 2.1.

Ignition does business as Mobile Gaming Now, Inc. and develops software for the entertainment industry, focusing on poker. The software connects games that can be played on the internet with databases and servers needed to operate. To date, Ignition has not yet achieved revenues.

Conditions Precedent to the Closing of the Share Exchange Agreement

The closing of the share exchange agreement is subject to the satisfaction of conditions precedent to closing as set forth in the share exchange agreement including the following:

1.	our company and Ignition will receive duly executed copies of all third-party consents and approvals contemplated by the share exchange agreement;
2.	our company and Ignition will receive a duly executed copy of a legal opinion from each other as contemplated by the share exchange agreement;
3.	no material adverse effect will occur with the business or assets of our company or Ignition since the effective date of the share exchange agreement;
4.

no suit, action or proceeding will be pending or threatened which would (i) prevent the consummation of any of the transactions contemplated by the share exchange agreement, or (ii) cause the transaction to be rescinded following consummation;

5.	Ignition will have no more than 47,370 shares outstanding on the closing date of the share exchange agreement;
6.	our company will have no more than 6,004,700 pre-split shares outstanding on the closing date of the share exchange agreement;
7.

our company will have received an executed five year US$2,765,000 convertible debenture based upon the terms set out in Schedule 2 to the share exchange agreement, which sum is convertible into units at a price of US$0.70 per unit, each unit consisting of one common share and one share purchase warrant, each share purchase warrant of which may be exercised for a period of three years from the date of issuance at an exercise price of US$1.00;

8.	our company and Ignition will be reasonably satisfied with their respective due diligence investigation of each other;
9.	Ignition will receive an undated resignation and release from one of the directors and officers of our company; and
10.	Ignition will receive a signed director's resolution of our company appointing Mark Jensen to our company's board of directors.

Due to conditions precedent to closing, including those set out above, and the risk that the conditions precedent will not be satisfied, there is no assurance that our company will complete the share exchange as contemplated in the share exchange agreement.

Item 9.01. Financial Statements and Exhibits.

2.1

Share Exchange Agreement dated effective as of July 29, 2005, among our company, Ignition Technologies, Inc., doing business as Mobile Gaming Now, Inc., the selling shareholders as set out in the share exchange agreement and Adam Jason Morand as guarantor.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRYX VENTURES CORP.

/s/ Alessandra Bordon

Alessandra Bordon, Chief Executive Officer, President,

Treasurer and Director

Date: August 5, 2005